UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 7, 2004

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

UnitedGlobalCom, Inc. (the "Company"), understands that on May 21, 2004, Liberty Media Corporation ("Liberty"), which until the transactions described in this report was the majority stockholder of the Company, contributed substantially all of Liberty's shares of common stock of the Company to Liberty Media International, Inc. ("LMI"), at the time a wholly-owned subsidiary of Liberty. The Company further understands that on June 7, 2004, Liberty distributed all of the capital stock of LMI to Liberty's stockholders in a spin-off. As a result of these transactions, LMI is now an independent publicly-traded company that owns 29,415,319 shares of the Company's Class A Common Stock, 10,493,461 shares of the Company's Class B Common Stock and 377,461,951 shares of the Company's Class C Common Stock, which in the aggregate represent approximately 53.2% and 89.8% of the Company's economic and voting interests, respectively. LMI's common stock is traded on the Nasdaq National Market under the symbols "LBTYA" (Series A common stock) and "LBTYB" (Series B common stock).

Pursuant to an Assignment and Assumption Agreement between Liberty and LMI, dated May 21, 2004, Liberty assigned to LMI all of Liberty's rights and obligations with respect to the Standstill Agreement between the Company and Liberty, dated as of January 5, 2004 (the "Standstill Agreement"). The Standstill Agreement is described in the Company's Annual Report on Form 10-K, dated March 15, 2004 (File No. 000-49658).

In the spin-off of LMI, record holders of Liberty Series A and Series B common stock received 0.05 of a share of the corresponding series of LMI common stock for each share of Liberty common stock held by them as of 5:00 p.m., New York City time, on June 1, 2004, and cash was delivered in lieu of fractional share interests.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ Ellen P. Spangler
Ellen P. Spangler
Senior Vice President of Business and Legal Affairs

Date: June 18, 2004